UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2008

EUOKO GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51163	98-0547993
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

67 Mowat Avenue, Suite 535, Toronto, Ontario Canada	M6K 3E3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(416) 657.3456

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01          Entry into a Material Definitive Agreement

On December 19, 2008, we entered into an amendment agreement to amend an executive agreement dated October 24, 2006 between our company and our president, Brandon C. Truaxe. The amendment agreement provides for certain amendments to the executive agreement including, but not limited to, the removal of certain employment exclusivity restrictions placed on Mr. Truaxe.

On December 22, 2008, we entered into a term loan agreement between our company, Euoko Inc., Hewitt-Vevey Pharma Sciences Ltd. and CMMG Finance Inc. for a loan of up to Cdn$5,950,000. This facility will replace all existing financing arrangements with CMMG and will be used to pay existing outstanding amounts to CMMG, as well as to provide growth financing. The credit is available for draw down for a period of 5 years from the effective date in amounts no more than Cdn$250,000 in any one calendar month. Interest on draw down amounts shall accrue at the rate of 3.95% per annum. In addition to interest payable, a royalty fee of 4.95% of all net sales revenue of our company must be paid annually to a maximum of Cdn$3,000,000 per year and a cumulative maximum of Cdn$15,000,000 over the term of the loan agreement.

Item 9.01         Financial Statements and Exhibits

10.1	Form of Amendment Agreement between our company and Brandon C. Truaxe dated December 19, 2008.

10.2	Form of Term Loan Agreement between our company, Euoko Inc., Hewitt-Vevey Pharma Sciences Ltd. and CMMG Finance Inc. dated December 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUOKO GROUP, INC.

/s/ Brandon Truaxe
Brandon Truaxe
President and Chief Executive Officer
Date       December 24, 2008